FOR IMMEDIATE RELEASE	NEWS
November 8, 2012	NYSE: NGS
Exhibit 99

 NGS Reports Year-over-Year Increases in Revenue, Operating Income and Net Income
2012 Year-to-Date Income Up 35%

 MIDLAND, Texas November 8, 2012 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2012.

Revenue: Total revenue increased to $19.3 million from $17.7 million, or 9%, for the three months ended September 30, 2012, compared to the same period ended September 30, 2011. This increase is primarily related to growth in our rental revenue. Rental revenues increased 18% in the same year-to-date period. Sequentially, total revenues decreased $5.2 million primarily due to a large non-recurring sale in the second quarter.

Gross Margins: Overall gross margin was $10.2 million for the three months ended September 30, 2012 which was 16% higher than the $8.8 million recorded for the same period ended September 30, 2011. Due to a mix shift from sales to relatively higher margin compressor rentals, gross margins moved to 53% of revenue from 49% in those same respective quarters. Sequentially, gross margins decreased slightly to $10.2 million for the quarter ended September 30, 2012 from $11.0 million for the quarter ended June 30, 2012.

Operating Income: Operating income for the three months ended September 30, 2012 was $4.2 million, up 17% from the comparative prior year's level of $3.6 million. This increase was primarily driven by higher year-over-year revenues, particularly rental revenues. Sequentially, operating income decreased to $4.3 million from $4.8 million due to lower compressor sales revenue.

Net Income:  Net income for the three months ended September 30, 2012 increased 18% to $2.6 million, when compared to net income of $2.2 million for the same period in 2011. As already mentioned, the mix shift towards compressor rentals resulted in net income margins for the three months ended September 30, 2012 increasing to 14% from 13% for the three months ended September 30, 2011. Net income decreased in sequential quarters to $2.6 million from $3.0 million due to an extraordinary sale in the prior quarter.

Earnings per share:  Comparing the third quarter of 2012 versus 2011, earnings per diluted share improved 17% to 21 cents from 18 cents. Diluted earnings decreased from 24 cents to 21 cents between sequential quarters.

EBITDA:  EBITDA increased 14% to $8.2 million or 42% of revenue for the three months ended September 30, 2012 versus $7.2 million or 40% of revenue for the same three months ended September 30, 2011. Please see discussion of Non-GAAP measures in this release. In the comparative nine month periods EBITDA increased 24%.

Cash flow: At September 30, 2012, cash and cash equivalents were approximately $30.9 million; working capital was $47.6 million with a total bank debt level of $0.9 million, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $31.6 million during the first nine months of 2012 compared to $24.1 million for the same period in 2011, an increase of 31%.

Commenting on 2012 results, Stephen C. Taylor, President and CEO, said:

“NGSG had a strong quarter, and we continue to see increasing revenues and good margins. Our markets are active and our expansion into the oil-shales and liquids-oriented plays is on-track. To support this growth we added 69 compressors to our rental fleet this quarter, which now totals 2,236 units, and we are in the process of opening and staffing new service facilities. Looking forward, we think our growth will continue through the balance of this year and throughout 2013.”

Selected data: The table below shows revenues and gross margin, exclusive of depreciation, of each business segment for the three months ended September 30, 2012 and 2011.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended September 30,				Three months ended September 30,
	2012		2011		2012		2011
	(dollars in thousands)
Sales	$4,935	26%	$4,807	27%	$1,809	37%	$1,576	1,576	33%
Rental	14,120	73%	12,672	72%	8,224	58%	7,050		56%
Service & Maintenance	235	1%	222	1%	147	63%	130		59%
Total	$19,290		$17,701		$10,180	53%	$8,756	8,756	49%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(dollars in thousands)		(dollars in thousands)
	2012	2011	2012	2011
Net income	$2,606	$2,231	$9,114	$6,736
Interest expense	8	11	13	48
Provision for income taxes	1,591	1,367	5,627	4,128
Depreciation and amortization	3,980	3,545	11,564	10,270
EBITDA	$8,185	$7,154	$26,318	$21,182
Other operating expenses	1,958	1,568	6,116	4,417
Other income (expense)	37	34	(62))	(719))
Gross margin	$10,180	$8,756	$32,372	$24,880

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, November 8, 2012 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services.” All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended September 30, 2012.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coal bed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Leann Conner, Investor Relations
(432) 262-2700 leann.conner@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$30,924	$16,390
Trade accounts receivable, net of allowance for doubtful accounts of $434 and $296, respectively	3,731	5,679
Inventory, net of allowance for obsolescence of $816 and $486, respectively	26,652	26,965
Prepaid income taxes	167	109
Prepaid expenses and other	481	360
Total current assets	61,955	49,503
Rental equipment, net of accumulated depreciation of $66,543 and $56,623, respectively	148,104	142,473
Property and equipment, net of accumulated depreciation of $8,597 and $7,786 respectively	7,811	7,839
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $2,030 and $1,936, respectively	2,189	2,282
Other assets	30	28
Total assets	$230,128	$212,164
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,059	$3,730
Accrued liabilities	8,774	3,644
Current income tax liability	75	75
Deferred income	3,505	4,863
Total current liabilities	14,413	12,312
Line of credit, non-current portion	927	1,017
Deferred income tax liability	42,385	36,769
Other long-term liabilities	507	524
Total liabilities	58,232	50,622
Commitments and contingencies (Note 8)
Stockholders' Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,237 and 12,179 shares issued and outstanding, respectively	122	122
Additional paid-in capital	88,465	87,225
Retained earnings	83,309	74,195
Total stockholders' equity	171,896	161,542
Total liabilities and stockholders' equity	$230,128	$212,164

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2012		2011	2012		2011
Revenue:
Sales, net	$4,935		$4,807	$28,015		$10,586
Rental income	14,120		12,672	41,529		35,153
Service and maintenance income	235		222	630		774
Total revenue	19,290		17,701	70,174	28,812	46,513
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	3,126		3,231	20,244		6,417
Cost of rentals, exclusive of depreciation stated separately below	5,896		5,622	17,279		14,893
Cost of service and maintenance, exclusive of depreciation stated separately below	88		92	279		323
Selling, general, and administrative expense	1,958		1,568	6,116		4,417
Depreciation and amortization	3,980		3,545	11,564		10,270
Total operating costs and expenses	15,048		14,058	55,482		36,320
Operating income	4,242		3,643	14,692		10,193
Other income (expense):
Interest expense	(8)		(11)	(13)		(48)
Other income (expense)	(37)		(34)	62		719
Total other income	(45)		(45)	49		671
Income before provision for income taxes	4,197		3,598	14,741		10,864
Provision for income taxes	1,591		1,367	5,627		4,128
Net income	$2,606	2,008	$2,231	$9,114		$6,736
Earnings per share:
Basic	$0.21		$0.18	$0.75		$0.55
Diluted	$0.21		$0.18	$0.74		$0.55
Weighted average shares outstanding:
Basic	12,230		12,179	12,214		12,151
Diluted	12,331		12,277	12,312		12,256

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,114	$6,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,564	10,270
Deferred taxes	5,627	3,964
Stock options and restricted stock expense	1,058	812
Gain on disposal of assets	—	(702)
Changes in current assets and liabilities:
Trade accounts receivables	1,948	1,326
Inventory	312	(2,370)
Prepaid income taxes and prepaid expenses	(178)	1,743
Accounts payable and accrued liabilities	3,460	357
Deferred income	(1,359)	1,928
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,546	24,064
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,074)	(27,835)
Proceeds from sale of property and equipment	—	980
NET CASH USED IN INVESTING ACTIVITIES	(17,074)	(26,855)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(16)	—
Repayments of line of credit	(90)	(83)
Proceeds from exercise of stock options	168	198
NET CASH PROVIDED BY FINANCING ACTIVITIES	62	115
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,534	(2,676)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,390	19,137
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,924	$16,461
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$13	$53
Income taxes paid	$—	$130
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$8,690	$—